Exhibit 99.1

Marker Therapeutics Appoints Monic Stuart, M.D., as Chief Medical Officer

Accomplished healthcare executive brings extensive drug development and regulatory experience from global pharmaceutical companies to Marker Therapeutics

Houston, TX— May 8, 2023 – Marker Therapeutics, Inc. (Nasdaq: MRKR), a clinical-stage immuno-oncology company focusing on developing next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications, today announced the appointment of Monic Stuart, M.D., as its new Chief Medical Officer. Dr. Stuart brings more than 20 years of experience as a clinician-scientist and drug developer to Marker Therapeutics where she will be responsible for advancing the development of multi-tumor associated antigen (multiTAA)-specific T cell product pipeline, including the ongoing MT-401 Phase 2 ARTEMIS clinical study and Phase 1 clinical study of MT-601.

“As we undergo a strategic review of our clinical programs, we are thrilled to add Monic to the leadership team at Marker Therapeutics and look forward to benefitting from her deep scientific, industry, and medical knowledge to drive our multiTAA-specific T cell product pipeline across multiple high-need cancer indications,” said Juan F. Vera, M.D., Chief Executive Officer of Marker Therapeutics. “Given Marker’s prioritization of the clinical program in acute myeloid leukemia (AML) and lymphoma, bringing on a CMO who is a transplant physician and has extensive experience in treating AML and lymphoma patients is a tremendous advantage in establishing our clinical strategy. Dr. Stuart’s impressive career both in industry and in the clinic as a treating physician will be key to enabling Marker to identify the optimal paths for advancing our programs targeting hematologic and solid tumors.”

Dr. Stuart joins Marker Therapeutics as a consultant after having most recently worked as interim Chief Medical Officer, Head of Clinical Development or Clinical Advisor for numerous biotechnology and pharmaceutical companies worldwide. In this capacity, Dr. Stuart was responsible for leading each company’s clinical strategy including clinical development plans, Phase 1-3 study designs, and protocol development for a variety of benign and malignant hematologic, solid tumor, and supportive care indications. Dr. Stuart previously served as Vice President of Clinical Development at Geron Corporation, where she spearheaded efforts to develop a telomerase inhibitor in myeloid malignancies. Before her role at Geron Corp., she worked at Genentech Inc. as a Senior Medical Director in the Oncology Division. During her time at Genentech, she served in leadership position for multiple early and late-stage hematology/oncology programs.

Prior to Genentech, Dr. Stuart served as an attending physician in the Division of Blood and Marrow Transplantation at Stanford University, where she led trials in myeloid malignancies. Dr. Stuart received her M.D and B.S. in Biology from the University of North Carolina at Chapel Hill. She completed her medical residency in internal medicine and fellowships in hematology and bone marrow transplantation at Stanford University. Dr. Stuart also holds a Master’s Degree from the School of Public Health at Johns Hopkins University.

“Marker's unique T cell-based immunotherapies have the potential to transform the treatment of cancer, and I am excited to work with the team to advance the development of these promising therapies,” said Dr. Stuart. “Importantly, the Company’s MT-401 Phase 2 ARTEMIS clinical trial continues to advance with recent data suggesting MT-401 manufactured with the improved T cell manufacturing process would be well suited for AML patients. I am intrigued by this potential as well as the opportunity to advance our MT-601 program in non-Hodgkin lymphoma and pancreatic cancer.”

About Marker Therapeutics, Inc.

Marker Therapeutics, Inc. is a clinical-stage immuno-oncology company specializing in the development of next-generation T cell-based immunotherapies for the treatment of hematological malignancies and solid tumor indications. The cell therapy technology Marker has is based on the selective expansion of non-engineered, tumor-specific T cells that recognize tumor associated antigens (i.e., tumor targets) and kill tumor cells expressing those targets. This population of T cells is designed to attack multiple tumor targets following infusion into patients and to activate the patient’s immune system to produce broad spectrum anti-tumor activity. Because Marker does not genetically engineer its T cell therapies, we believe that our product candidates will be easier and less expensive to manufacture, with reduced toxicities, compared to current engineered CAR-T and TCR-based approaches, and may provide patients with meaningful clinical benefit. As a result, Marker believes its portfolio of T cell therapies has a compelling product profile, as compared to current gene-modified CAR-T and TCR-based therapies.

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Forward-Looking Statements

This release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release concerning the Company’s expectations, plans, business outlook or future performance, and any other statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements.” Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research, development and regulatory activities and expectations relating to our non-engineered multi-tumor antigen specific T cell therapies; the effectiveness of these programs or the possible range of application and potential curative effects and safety in the treatment of diseases; and the timing, conduct and success of our clinical trials of our product candidates. Forward-looking statements are by their nature subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to the risks set forth in the Company’s most recent Form 10-K, 10-Q and other SEC filings which are available through EDGAR at WWW.SEC.GOV. The Company assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

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